Exhibit 99.1

Contacts:
Carol DeGuzman	Carolyn Wang
Sr. Dir., Investor Relations	Media
Anesiva	WeissComm Partners
650-624-9600	415-946-1065
investors@anesiva.com	cbwang@wcpglobal.com

ANESIVA ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, May 8, 2008 – Anesiva, Inc. (Nasdaq: ANSV) today reported financial results and accomplishments for the first quarter ended March 31, 2008 and provided an update on its commercialization activities for FDA-approved Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, as well as clinical development milestones for Adlea™, the company’s long-acting, localized, non-opioid analgesic drug candidate.

“This is an exciting year for Anesiva as we prepare for the commercial introduction of our first product, Zingo, in the pediatric hospital setting, while pursuing a broader label to include adults,” said John P. McLaughlin, chief executive officer of Anesiva. Zingo addresses the need for rapid (one to three minutes), topical local analgesia prior to peripheral IV starts and blood draws, and is approved for use in children three to 18 years of age.

There are approximately 18 million peripheral venous access procedures in children in U.S. hospitals each year. Most currently available products are impractical to use because of their long onset of action. Yet, approximately 74% of the time children must be restrained prior to venous access procedures, a fearful experience. Anesiva believes Zingo will offer healthcare providers an important alternative to address this unmet medical need.

“We’ve also advanced our clinical development program for Adlea in the management of acute pain following orthopedic surgery, having initiated two Phase 3 trials since the beginning of 2008,” Mr. McLaughlin said. “Top-line data from both trials are anticipated by year-end.”

The most common complaint among orthopedic surgery patients is pain following the procedure even when treated with opioids. In fact, the second and third most common complaints are the nausea and vomiting caused by the very opioids taken to manage pain. Adlea addresses the need for improved post-surgical pain management by providing a locally administered alternative without the side effects of systemic opioids and other standard pain medications. There are approximately 4.5 million orthopedic surgeries and arthroscopic procedures each year in the U.S., according to the American Academy of Orthopedic Surgeons.

Recent Highlights and Accomplishments

Anesiva continued its commercialization efforts for the second quarter launch of Zingo and to advance Adlea in Phase 3 trials:

Zingo

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In preparation for the Zingo U.S. launch in June 2008, Anesiva’s hospital-based sales force expanded its efforts to educate nurses and physicians on the importance of treating the pain associated with IV starts and blood drawsand on the features and use of Zingo for their pediatric patients. The Anesiva sales force is working with the sales force of co-promotion and distribution partner Sagent Pharmaceuticals, Inc., whose efforts are targeted at the hospital pharmacists critical to gaining inclusion on drug formularies.

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To grow the potential Zingo market, in March Anesiva submitted a supplemental New Drug Application (sNDA) with the U.S. Food and Drug Administration (FDA) to expand the indication for Zingo to include the treatment of pain associated with peripheral IV insertions and blood draws in adults. In U.S. hospitals, there are approximately 245 million adult peripheral venous access procedures performed annually.

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In line with the company’s goal of establishing Zingo as a global brand, Anesiva expanded the exclusive licensing and distribution agreement signed earlier this year with Sigma-Tau; the agreement now covers all major European markets except the British Isles and the countries of Scandinavia. Discussions are underway to license Zingo in those and in other major markets. Anesiva also signed an exclusive marketing and distribution agreements with Green Vision Company for major markets in the Middle East.

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Publications in peer-reviewed journals on Zingo clinical trials, and critical findings presented at medical meetings from market research associated with the importance of treating peripheral IV pain associated with IV starts and blood draws, continue to reinforce the need for a fast onset-of-action topical local anesthetic. A recent survey of more than 2,000 pediatric nurses showed that nearly all agree that inserting an IV line into a fearful, anxious child can be challenging – a situation that is encountered 76% of the time. The nurses indicated that, although topical local anesthetics (TLAs) would be beneficial in this setting, they are used less than a third of the time. Barriers to use include slow onset of action (20 minutes or more) and treatment delays, among others. Nearly all survey participants (92%) agreed that patients would benefit from the use of a fast-acting TLA for peripheral venous access procedures. The results of the survey, which was sponsored by Anesiva, will be presented tomorrow at the annual meeting of the American Pain Society.

Adlea

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The Phase 3 clinical development program was initiated with two pivotal trials evaluating Adlea in patients undergoing total knee replacement surgery and in patients undergoing bunionectomy surgery. These two pivotal trials, along with supporting Phase 2 trials in other surgical settings, are intended to support a broad product label for Adlea for the management of acute post-operative pain following orthopedic surgery. There were approximately 565,000 total knee replacement procedures performed in the U.S. in 2005, and the number of replacements is expected to grow as the average age of the population increases and as people maintain active lives. The American Academy of Orthopedic Surgeons projects that approximately 3.5 million of these procedures will be performed annually by 2030.

First Quarter 2008 Financial Results and 2008 Outlook

Total operating expenses in the first quarter of 2008 were $21.8 million, including $1.6 million of non-cash stock-based compensation, compared to total operating expenses of $12.7 million, including $2.0 million of non-cash stock-based compensation, in the first quarter of 2007.

Operating expenses during the quarter primarily related to the continued development and commercial preparations to launch the company’s lead product candidate, Zingo, a fast-acting, needle-free, local anesthetic. Additional operating expenses related to the ongoing development of Adlea, which has been shown in clinical studies to provide site-specific, moderate-to-severe pain relief for weeks to months following a single application.

For the first quarter of 2008, the net loss was $21.6 million, or $0.54 per share. In the first quarter of 2007, the net loss was $11.7 million, or $0.43 per share. Common shares outstanding were 40.4 million at March 31, 2008.

As of March 31, 2008, cash, cash equivalents and short-term investments were $70.0 million compared to $90.8 million at December 31, 2007. The company believes it has sufficient resources to fund anticipated expenses for the remainder of 2008 and into 2009.

Conference Call Details

Anesiva will conduct a webcast conference call with the investment community at 4:30 p.m. EDT, today, May 8, 2008 to discuss its financial results and to review the company’s progress and future outlook. Interested parties can listen to the live conference call by dialing 866-616-3642 (international dial: 706-643-3817) or by logging on to http://www.anesiva.com and going to the Investor Information page. For those unable to participate via the Internet, a replay will be available for seven days after the call by dialing 800-642-1687 (international dial: 706-645-9291) and giving the following pass code: 45132379. The webcast will be available until the company’s next quarterly financial results conference call.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel pharmaceutical products for pain management. The company has one FDA-approved product, Zingo™, for the reduction of pain associated with peripheral venous access procedures in children ages three to 18. In clinical trials, the most common adverse reactions to Zingo were redness (erythema), red dots (petechiae) and swelling (edema). The second product in Anesiva’s pipeline,

Adlea™, reduces pain after only a single administration for weeks to months based on mid-stage clinical trials for site-specific, acute and chronic, moderate-to-severe pain. Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to http://www.anesiva.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the timing and results of our clinical trials, including the results of the trials for Adlea, whether Anesiva is able to manufacture its products on commercially reasonable terms, whether Anesiva can secure FDA approval for the use of Zingo in adults, and the degree to which Zingo gains market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s annual report on Form 10-K for the year ended December 31, 2007.

Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Anesiva, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Contract revenue	$1	$—
Operating expenses:
Research and development	13,384	6,962
General and administrative	8,457	5,754

Total operating expenses	21,841	12,716

Loss from operations	(21,840)	(12,716)
Interest and other income	248	1,038

Loss before minority interest	(21,592)	(11,678)

Minority interest in loss of variable interest entity	9	—

Net Loss	(21,583)	(11,678)
Basic and diluted net loss per common share	$(0.54)	$(0.43)

Shares used to compute basic and diluted net loss per common share	40,269	27,315

Stock-based compensation	$1,562	$2,047

Anesiva, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2008	December 31, 2007
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$70,043	$90,840
Other current assets	3,193	2,225

Total current assets	73,236	93,065
Property and equipment, net	15,602	15,276
Other assets, non-current	1,381	1,395

Total assets	$90,219	$109,736

Liabilities and stockholders’ equity
Current liabilities	$12,930	$12,175
Long term obligations	8,052	9,047
Minority interest	537	—
Total stockholders’ equity	68,700	88,514

Total liabilities and stockholders’ equity	$90,219	$109,736

(Note): Derived from audited financial statements at that date.